Exhibit 99.1

Contact:

      Walter Parks

      Chief Operating Officer

      bebe stores, inc.

      (415) 715-3900

bebe stores, inc.

Announces Second Quarter Results

BRISBANE, CALIF. – January 31, 2013 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended December 29, 2012.

Net sales for the second quarter of fiscal 2013 were $135.5 million, a decrease of 10.9% from $152.0 million reported for the second quarter a year ago. As previously reported, comparable store sales for the quarter ended December 29, 2012 decreased 10.5% compared to an increase of 9.6% in the comparable period of the prior year.

Gross margin as a percentage of net sales decreased to 33.9% in the second quarter of fiscal 2013, compared to 40.1% in the second quarter of fiscal 2012. The decrease in gross margin as a percentage of net sales was primarily due to an increase in markdowns coupled with unfavorable occupancy leverage.

SG&A expenses were $53.4 million, or 39.4% of net sales, compared to $49.9 million, or 32.8% of net sales for the same period in the prior year. The dollar increase in SG&A expenses was primarily driven by certain costs including store impairment and write-off charges, as well as recruiting expenses. As a result of these charges, the current quarter’s EPS was reduced by approximately $0.04 per share net of income taxes.

The effective tax rate for the second quarter of fiscal 2013 was 33.5% compared to 40.9% in the second quarter of fiscal 2012. The lower tax benefit in the current quarter compared to the tax expense in the prior year period was due to the impact of permanent adjustments.

Net loss for the second quarter of fiscal 2013 was $4.8 million, or $0.06 per share, on 84.1 million shares outstanding compared to net income of $6.6 million, or $0.08 per share, on 84.1 million shares outstanding for the same period of the prior year.

Net sales for the year-to-date period ended December 29, 2012 were $252.6 million, a decrease of 9.2% from $278.3 million for the year-to-date period ended December 31, 2011. Comparable store sales for the year-to-date period ended December 29, 2012 decreased 9.7% compared to an increase of 8.4% in the prior year.

Net loss for the year-to-date period ended December 29, 2012 were $7.4 million compared to net income of $8.9 million in the prior year. Loss per share for the year-to-date period ended December 29, 2012 was $0.09 per share on 84.2 million shares outstanding, compared to net earnings per share of $0.11 per share on 84.3 million diluted shares outstanding in the prior year.

During the quarter ended December 29, 2012, the Company opened one 2b bebe store and closed one bebe store.

Capital expenditures for the fiscal year-to-date period were approximately $11 million, and depreciation expense was approximately $10 million.

In November 2012, the board of directors authorized a program to repurchase up to $30 million of the Company’s common stock. As of January 30, 2013, the Company repurchased approximately 3.5 million shares at an average price per share of $3.80 for an aggregate purchase price of approximately $13 million.

For the third quarter of fiscal 2013, we currently anticipate comparable store sales in the negative mid-single digit range. Depending on actual sales and markdowns, the net loss is expected to be in the range of mid-teens per share compared to $0.00 per share in the prior year. In the current quarter, we anticipate seeing a lower gross margin rate and an increase in SG&A as a percent of sales due to higher markdowns and lower sales. The Company is currently anticipating an effective tax rate of approximately 36% for fiscal 2013.

Depending on actual sales and markdowns, finished goods inventories per square foot as of the end of the third quarter of fiscal year 2013 are anticipated to increase in the low to mid-single digit range.

Total capital expenditures for the year are anticipated to be approximately $27 million, which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

For the remainder of fiscal year 2013, the Company anticipates opening three bebe stores and one 2b store, and closing up to two bebe stores, which will result in no change to total store square footage from the end of fiscal year 2013. In addition, our international licensees are anticipated to add up to 15 points-of–sale this year.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 38275229. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 244 stores, of which 192 are bebe stores, including the on-line store bebe.com, and 52 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through its licensees in approximately 24 countries.

The event material will contain historical financial information and contain forward-looking statements, which may involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	December 29,	December 31,
	2012	2011
Assets
Cash and equivalents	$92,653	$119,897
Available for sale securities	64,086	87,582
Inventories, net	37,421	30,756
Total current assets	228,899	259,682
Available for sale securities	59,240	64,047
Property and equipment, net	112,595	90,127
Total assets	430,141	448,206
Liabilities and Shareholders’ Equity
Total current liabilities	$43,104	$48,042
Total liabilities	82,915	87,574
Total shareholders’ equity	347,226	360,632
Total liabilities and shareholders’ equity	430,141	448,206

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Period Ended
	December 29, 2012%		December 31, 2011%		December 29, 2012%		December 31, 2011%
Net sales	$135,535	100.0%	$151,987	100.0%	$252,626	100.0%	$278,259	100.0%
Cost of sales, including production and occupancy	89,607	66.1	91,067	59.9	164,423	65.1	166,853	60.0

Gross margin	45,928	33.9	60,920	40.1	88,203	34.9	111,406	40.0
Selling, general and administrative expenses	53,393	39.4	49,927	32.8	99,588	39.4	96,969	34.8

Operating income (loss)	(7,465)	(5.5)	10,993	7.2	(11,385)	(4.5)	14,437	5.2
Interest and other income, net	219	0.2	107	0.1	452	0.2	410	0.1

Income (loss) before income taxes	(7,246)	(5.3)	11,100	7.3	(10,933)	(4.3)	14,847	5.3
Income tax provision (expense)	(2,427)	(1.8)	4,539	3.0	(3,533)	(1.4)	5,932	2.1

Net income (loss)	$(4,819)	(3.5)%	$6,561	4.3%	$(7,400)	(2.9)%	$8,915	3.2%

Basic earnings (loss) per share amounts:
Income (loss)	$(0.06)		$0.08		$(0.09)		$0.11
Diluted earnings (loss) per share amounts:
Income (loss)	$(0.06)		$0.08		$(0.09)		$0.11
Basic weighted average shares outstanding	84,054		84,190		84,216		84,156
Diluted weighted average shares outstanding	84,054		84,323		84,216		84,284
Number of stores open at beginning of period	250		251		252		253
Number of stores opened during period	1		5		6		5
Number of stores closed during period	1		0		8		2
Number of stores open at end of period	250		256		250		256
Number of stores expanded/relocated during period	1		1		3		1
Total square footage at end of period (000’s)	1,002		1,018		1,002		1,018